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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

NETGEAR INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

64111Q104 (CUSIP Number)

December 30, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)

CUSIP NO. 64111Q104	13G	PAGE 2 OF 8 PAGES

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Zweig-DiMenna Special Opportunities, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 72,800 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 72,800 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 3 OF 8 PAGES

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Zweig-DiMenna Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 191,500 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 191,500 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 191,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 4 OF 8 PAGES

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY). Zweig-DiMenna International Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 392,200 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 392,200 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 392,200
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 5 OF 8 PAGES

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY). Zweig-DiMenna International Managers, Inc., on behalf of discretionary accounts
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 50,900 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 50,900 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50,900
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON* CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 6 OF 8 PAGES

1	NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Zweig-DiMenna Select L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 37,600 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 37,600 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,600
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 7 OF 8 PAGES

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Zweig-DiMenna Investors L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 6,800 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 6,800 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,800
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 64111Q104	13G	PAGE 8 OF 8 PAGES

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Zweig-DiMenna Market Neutral, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 28,500 6 SHARED VOTING POWER 0 7 SOLE DISPOSITIVE POWER 28,500 8 SHARED DISPOSITIVE POWER 0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 28,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1	(a)	Name of Issuer:

Netgear Inc.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

4401 Great American Parkway Santa Clara, CA 95052

Item 2	(a)	Name of Person Filing:

See Cover page — 1

Item 2	(b)	Address of Principal Business Office:

For all filing persons other than Zweig-DiMenna International Limited:
900 Third Avenue, New York, N.Y. 10022
For Zweig-DiMenna International Limited:
c/o International Fund Services (Ireland) Limited Bishops Square, Redmonds Hill, Third floor, Dublin 2, Ireland

Item 2	(c)	Citizenship:

See Cover page — 4

Item 2	(d)	Title of Class of Securities:

Common Stock

Item 2	(e)	CUSIP Number:

64111Q104

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount Beneficially Owned:

780,300

(b) Percent of Class:

2.4%

(c) Number of shares as to which each person has:

(i) sole power to vote or to direct the vote

780,300

(ii) shared power to vote or to direct the vote

0

(iii) sole power to dispose or to direct the disposition of

780,300

(iv) shared power to dispose or to direct the disposition of

0

Item 5.	Ownership of Five Percent or Less of a Class.

☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

sSIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 1, 2006 reflecting share ownership of December 30, 2005

ZWEIG-DiMENNA INTERNATIONAL LIMITED

By:	Zweig-DiMenna International Managers, Inc.,
Investment Manager

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Executive Vice President

ZWEIG-DiMENNA PARTNERS, L.P.

By:	Zweig-DiMenna Associates LLC, Managing General Partner

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Managing Director of Managing General Partner

ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.

By:	Zweig-DiMenna Associates LLC, Managing General Partner

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Managing Director of Managing General Partner

ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Executive Vice President

ZWEIG-DiMENNA INVESTORS, L.P.

By:	Zweig-DiMenna Associates LLC, Managing General Partner

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Managing Director of Managing General Partner

ZWEIG-DiMENNA SELECT, L.P.

By:	Zweig-DiMenna Associates LLC, Managing General Partner

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Managing Director of Managing General Partner

ZWEIG-DiMENNA MARKET NEUTRAL, L.P.

By:	Zweig-DiMenna Associates LLC, Managing General Partner

By:	/s/ Joseph A. DiMenna
Name:	Joseph A. DiMenna
Title:	Managing Director of Managing General Partner